      As filed with the Securities and Exchange Commission on May 23, 2001

                                                                File No. 0-22913
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                RNETHEALTH, INC. (FORMERLY RNETHEALTH.COM, INC.)
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


          COLORADO                                               39-1731029
-------------------------------                              -------------------
(State or other jurisdiction of                               (I.R.S. Employer
incorporation or organization)                               Identification No.)


                          2001 STOCK COMPENSATION PLAN
--------------------------------------------------------------------------------
                            (Full title of the plan)


              2600 Michelson Drive, Suite 1650, Irvine, CA , 92612
--------------------------------------------------------------------------------
                        (Name and Address of Registrant)


                                 (310) 393-3979
--------------------------------------------------------------------------------
                     (Telephone number including area code)


                         CALCULATION OF REGISTRATION FEE

                                                       PROPOSED        PROPOSED
                                                       MAXIMUM          MAXIMUM
                                    AMOUNT OF          OFFERING        AGGREGATE        AMOUNT OF
TITLE OF SECURITIES                SHARES TO BE       PRICE PER        OFFERING        REGISTRATION
 TO BE REGISTERED                   REGISTERED          SHARE            PRICE            FEE(2)
--------------------               ------------       ---------      -------------     ------------
$.01 par value Common Stock         8,958,232           $.1125       $1,007,801.10       $251.95
                                    ---------           ------       -------------       -------
         Totals                     8,958,232           $.1125       $1,007,801.10       $251.95
                                    =========           ======       =============       =======

---------------
(1) Pursuant to Rule 416(c) promulgated under the Securities Act of 1933, as amended, the Registration Statement also covers an indeterminate amount of Shares to be offered or sold as a result of any adjustments from stock splits, stock dividends or similar events.

(2) Based upon the average bid and asked prices of the Company's Common Stock in over-the-counter trading on May 16, 2001. Value stated for purpose of calculating the registration fee.

================================================================================

                                   PROSPECTUS

                                RNETHEALTH, INC.
                        2600 Michelson Drive, Suite 1650
                                Irvine, CA 92612
                                 (310) 979-8055

                       (8,958,232 SHARES OF COMMON STOCK)


     This Prospectus relates to the offer and sale by RNETHEALTH, INC., ("RNET"), a Colorado corporation ("the Company") of shares of its $0.01 par value common stock (the "Common Stock) pursuant to its 2001 STOCK COMPENSATION PLAN whereby certain individuals receive stock options to stimulate their involvement and continued involvement in the Company. The Company is registering hereunder and then issuing upon receipt of adequate consideration therefor to the Employee, Officer, Director or Consultant shares of the Common Stock in consideration for services rendered and/or to be rendered and payments made under the 2001 STOCK COMPENSATION PLAN.

     The Common Stock is not subject to any restriction on transferability. Recipients of shares other than persons who are affiliates of the Company within the meaning of the Securities Act of 1933 (the Act) may sell all or part of the shares in any way permitted by law including sales in the over-the- counter market at prices prevailing at the time of such sale. Shares registered hereunder are being sold to both affiliates and non-affiliates of the Company. An affiliate is, summarily, any director, executive officer or controlling shareholder of the Company. The affiliates of the Company may become subject to
Section 16(b) of the Securities Exchange Act of 1934 as amended (the Exchange
Act) which would limit their discretion in transferring the shares acquired in the Company. If the individual who is not now an affiliate becomes an affiliate of the Company in the future; he would then be subject to Section I(b) of the Exchange Act (See General Information --- Restrictions on Resale).

     The Common Stock is Listed on the OTC bulletin board under the symbol RNET.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                   The date of this Prospectus is May 23, 2001

     This Prospectus is not part of any Registration Statement which was filed and been effective under the Act and does not contain all of the information set forth in the Registration Statement, certain portions of which have seen offered pursuant to the rules and regulations promulgated by the U.S. Securities and Exchange Commission (Commission) under the Securities Act. The statements in this Prospectus as to the contents of any contracts or other documents filed as an exhibit to either the Registration Statement or other filings of the Company with the Commission are qualified in their entirety by the reference thereto.

     A copy of any document or part thereof incorporated by reference in this Prospectus but not delivered herewith will be furnished without charge upon written or oral request. Requests should be addressed to: RNETHEALTH, INC., 2600 Michelson Drive, Suite 1650, Irvine, CA 92612, telephone (310) 393-3979.

     The Company is subject to the reporting requirements of the Exchange Act and in accordance therewith files reports and other information with the Commission. These reports as well as the proxy statements, information statements and other information filed by the Company under the Exchange Act may be reviewed and copied at the public reference facilities maintained by the Commission at 450 Fifth Street N.C. Washington D.C. 20549. Copies my be obtained at the prescribed rates. In addition the Common Stock is quoted on the a automated quotation system maintained by the National Association of Securities Dealers, Inc. (NASD). Thus copies of these reports, proxy statements, information statements and other information may also be examined at the offices of the NASD at 1735 K Street N.C. Washington DC 20549.

     No person has been authorized to give any information or to make any representation, other than those contained in this Prospectus, and if given or made, such other information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer or a solicitation by anyone in any state in which such is not authorized or in which the person making such is not qualified or to any one to whom it is unlawful to make an offer or solicitation

     Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has not been a change in the affairs of the Company since the date hereof.

                                TABLE OF CONTENTS

PART I

ITEM 1. PLAN INFORMATION                                                     4

GENERAL INFORMATION                                                          4
The Company                                                                  4
Purpose                                                                      4
Common Stock                                                                 4
No Restrictions on Transfer                                                  4
Tax Treatment to the Individual Who Exercises the Option                     5
Tax Treatment to the Company                                                 5
Restrictions on Resales                                                      5

DOCUMENTS INCORPORATED BY REFERENCE & ADDITIONAL INFORMATION                 5

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION          5

Legal Opinion and Experts                                                    6
Indemnification of Officers and Directors                                    6

                                     PART I

ITEM 1. PLAN INFORMATION

GENERAL INFORMATION

THE COMPANY

     The Company has its principal offices at 2600 Michelson Drive, Suite 1650, Irvine, CA 92612, telephone (310) 393-3979.

PURPOSES

     The Common Stock will be issued by the Company pursuant to its 2001 STOCK COMPENSATION PLAN which has been approved by the Board of Directors of the Company (the "Board of Directors"). The 2001 STOCK COMPENSATION PLAN is hoped to provide a method whereby the Company's current employees and officers and non-employee directors and consultants may be stimulated and allow the Company to secure and retain highly qualified employees and officers and non employee directors and consultants, thereby advancing the interests of the Company, and all of its shareholders. A copy of the 2001 STOCK COMPENSATION PLAN has been filed as an exhibit to this Registration Statement.

COMMON STOCK

     The Board has authorized the issuance of up to 8,958,232 shares of the Common stock pursuant to the Company's 2001 STOCK COMPENSATION PLAN upon effectiveness of this registration Statement.

THE COMPANY 2001 STOCK COMPENSATION PLAN

     The Company has established a 2001 STOCK COMPENSATION PLAN which awards stock options in an effort to further compensate its existing employees and officers and non-employee directors and consultants, secure their continued employment effort, and attract highly qualified employee's and consultants as they are needed.

NO RESTRICTIONS ON TRANSFER

     Upon the exercise of an option, that individual will become the record and beneficial owner of the shares of Common Stock upon issuance and delivery and is entitled to all of the rights of ownership, including the right to vote any shares awarded and to receive ordinary cash dividends on the Common Stock.

TAX TREATMENT TO THE INDIVIDUAL WHO EXERCISES THE OPTION

     The individuals receiving shares of common stock pursuant to the exercises of an option or options at an exercise price below the fair market value of the shares on the date of exercise, the difference between the exercise price and the fair market value of the stock on the date of exercise may be deemed ordinary income for federal income tax purposes. The recipient is urged to consult his tax advisor on this matter. Further, if any recipient is an "affiliate", Section 16(b) of the Exchange Act is applicable and will affect the issue of taxation.

TAX TREATMENT TO THE COMPANY

     The amount of income recognized by any recipient hereunder in accordance with the foregoing discussion may be an expense deductible by the Company for federal income tax purposes of the taxable year of the Company during which the recipient recognizes income.

RESTRICTIONS OF RESALES

     In the event that an affiliate of the Company acquires shares of Common Stock hereunder, the affiliate will be subject to Section 16(b) of the Exchange Act. Further, in the event that any affiliate acquiring shares hereunder has sold or sells any shares of Common Stock in the six months preceding or following the receipt of shares hereunder, any so called "profit", as computed under Section 16(b) of the Exchange Act, would be required to be disgorged from the recipient to the Company. Services rendered have been recognized as valid consideration for the "purchase" of shares in connection with the "profit" computation under Section 16(b) of the Exchange Act. The Company has agreed that for the purpose of any "profit" computation under 16(b) the price paid for the common stock issued to affiliates is equal to the value of services rendered. Shares of common Stock acquired hereunder by persons other than affiliates are not subject to Section 16(b) of the Exchange Act.

DOCUMENTS INCORPORATED BY REFERENCE AND ADDITIONAL INFORMATION

     The Company hereby incorporates by reference (i) its annual report on Form 10-KSB for the year ended June 30, 2000, filed pursuant to Section 13 of the Exchange Act, (ii) any and all Forms 10-Q (10-QSB) filed under the Securities or Exchange Act subsequent to any filed form 10-K (or 10-KSB), as well as all other reports filed under Section 13 of the Exchange Act, and (iii) its annual report, if any, to shareholders delivered pursuant to Rule 14a-3 of the Exchange Act. In addition, all further documents filed by the Company pursuant to Section 13, 14, or 15(d) of the Exchange Act prior to the termination of this offering are deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing. All documents which when together, constitute this Prospectus, will be sent or given to participants by the Registrant as specified by Rule 428(b)(1) of the Securities Act.

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

     A copy of any document or part hereof incorporated by reference in this Registration Statement but not delivered with this Prospectus or any document required to be delivered pursuant to Rule 428(b) under the Securities Act will be furnished without charge upon written or oral request. Requests should be addressed to: RNETHEALTH, INC., 2600 Michelson Drive, Suite 1650, Irvine, CA 92612 telephone (310) 393-3979.

LEGAL OPINIONS AND EXPERTS

     Warren J. Soloski has rendered an opinion on the validity of the securities being registered. Mr. Soloski is not an "affiliate" of the Company and does not have any interest in the registrant.

     The financial statements of the Company as of and for the years ended June 30, 2000 incorporated by reference in this registration statement have been audited by Corbin & Wertz as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports. Reference is made to said report, which includes an explanatory paragraph with respect to the uncertainty regarding the Company's ability to continue as a going concern.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Insofar as indemnification of liabilities arising under the Act may be permitted to directors, officers, or persons controlling the Company, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

     Registrant hereby states that (i) all documents set forth in (a) through
(c), below, are incorporated by reference in this registration statement, and
(ii) all documents subsequently filed by registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

          (a) Registrant's latest Annual Report, whether filed pursuant to
     Section 13(a) or 15(d) of the Exchange Act;

          (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a), above; and

          (c) The latest prospectus filed pursuant to Rule 424(b) under the Act.

ITEM 4. DESCRIPTION OF SECURITIES

     No description of the class of securities (i.e., the $.01 par value Common Stock ) is required under this item because the common Stock is registered under
Section 12 of the Exchange Act.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

     Mr. Soloski, whose firm is rendering the legal opinion for this registration, will not benefit from the registration of shares under the terms of the 2001 STOCK COMPENSATION PLAN.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's by-laws, in accordance with the Colorado Statutes, provide that to the extent he/she is otherwise fairly and reasonably entitled thereto, the Company shall indemnify a Director or Officer, a former Director or Officer, or a person who acts or acted at the Company's request as a Director or Officer of a body corporate of which the Corporation is or was a shareholder or creditor (or a person who undertakes or has undertaken any liability on behalf of the Company or any such body corporate and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a Director or Officer of the Company or such body corporate, if

          (a) he acted honestly and in good faith with a view to the best interests of the Company; and

          (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

     The Colorado Statutes provide that directors shall not be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the directors' duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) for authorizing a distribution that is unlawful, or (iv) for any transaction from which the director derived an improper personal benefit. Such provision protects directors against personal liability for monetary damages for breaches of their duty of care.

     The Company may purchase and maintain insurance for the benefit of its Directors and Officers as such, as the Board of directors may from time to time determine.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

     Not Applicable.

ITEM 8. EXHIBITS

     (a) The following exhibits are filed as part of this S-8 registration statement pursuant to Item 601 of Regulation S-B and are specifically incorporated herein by this reference:

EXHIBIT NO.                         TITLE
-----------                         -----
    4.             Not Applicable

    5. Opinion of Warren J. Soloski regarding the legality of the securities registered.

   10.             2001 STOCK COMPENSATION PLAN.

   15.             Not Required

   23.1 Consent of Warren J. Soloski, special counsel to registrant, to the use of his opinion with respect to the legality of the securities being registered hereby and to the references to him in the Prospectus filed as a part hereof.

   23.2            Consent of Corbin & Wertz

   27.             Not Required

   28.             Not Required

   29.             Not Required

ITEM 9. UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of registrant pursuant to the foregoing provisions, or otherwise, registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. If a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

             (i) include any prospectus required by Section 10(a)(3) of the Act;

             (ii) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement; and

             (iii) include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                 provided, however, paragraphs (i) and (ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is incorporated by reference from periodic reports filed by the registrant small business issuer under the Exchange Act.

             (2) That, for the purpose of determining any liability under the
                 Act, each post-effective amendment to the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

             (4) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of registrant's annual report pursuant to
Section 13(a) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of Irvine, CA on the 23rd day of May, 2001.


                                                RNETHEALTH, INC.
                                                (Registrant)


                                                By: /s/ Wendy Borow Johnson
                                                    ----------------------------
                                                        President

     Pursuant to the requirements of the 1933 Act, this registration statement or amendment has been signed by the following persons in the capacities and on the dates indicated:


     Signatures                    Title                               Date
     ----------                    -----                               ----
/s/ Wendy Borow Johnson            President, CEO and Director      May 23, 2001
-------------------------------
    Wendy Borow Johnson


/s/ Robert Portrie                 Director and Chairman            May 23, 2001
-------------------------------
    Robert Portrie


/s/ Mark Gold, M.D.                Director                         May 23, 2001
-------------------------------
    Mark Gold, M.D.


/s/ W. Thomas Oliver               Director                         May 23, 2001
-------------------------------
    W. Thomas Oliver


/s/ Tracy Neal                     Secretary                        May 23, 2001
-------------------------------
    Tracy Neal

                        FORM S-8 REGISTRATION STATEMENT

                                  EXHIBIT INDEX

     The following Exhibits are filed as part of this registration statement pursuant to Item 601 of Regulation S-B and are specifically incorporated herein by this reference:


 Exhibit Number
In Registration
  Statement               Descriptions
---------------           ------------

     5.               Opinion of Counsel

    10.               2001 STOCK COMPENSATION PLAN

    23.1              Consent of Warren J. Soloski

    23.2              Consent of Corbin & Wertz